                                                                    EXHIBIT 11

              ATALANTA/SOSNOFF CAPITAL CORPORATION AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE
             THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995
                                   (UNAUDITED)

                                      3 months ended              9 months ended
                                  -----------------------     -----------------------
                                   9/30/96      9/30/95        9/30/96      9/30/95
                                  ----------   ----------     ----------   ----------
PRIMARY :
  Earnings :
   Net income                     $1,987,796   $3,250,343     $6,418,761   $7,714,506
                                  ==========   ==========     ==========   ==========


 Shares- weighted average
  number of common shares
  outstanding                      8,812,401    8,812,401      8,812,401    8,812,401
  Add- common stock equivalents
   from in the money options          16,553        7,391         54,039        4,963
                                  ----------   ----------     ----------   ----------

Weighted average number
 of common shares out-
 standing, as adjusted             8,828,954    8,819,792      8,866,440    8,817,364
                                  ==========   ==========     ==========   ==========


Per share:
 Net income                       $     0.23   $     0.37     $     0.73   $     0.88
                                  ==========   ==========     ==========   ==========


See Note 2 of the Notes to Condensed Consolidated Financial Statements


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